Exhibit 99.2

Release:	Immediate

Contact:	Jeffrey Lettes (editorial/media) (408) 563-5161	Carolyn Schwartz (investment community) (408) 748-5227

APPLIED MATERIALS NAMES EXECUTIVE VICE PRESIDENT

SASSON SOMEKH TO BOARD OF DIRECTORS

SANTA CLARA, Calif., April 30, 2003—Applied Materials, Inc. announced today that Dr. Sasson (Sass) Somekh, executive vice president and chairman of the Global Executive Committee, has been appointed to serve as a member of Applied Materials’ Board of Directors. Dr. Somekh’s appointment is effective immediately.

Since he joined Applied Materials in 1980, Dr. Somekh has been instrumental in the development and engineering of the Company’s breakthrough products, including the AME 8100™, Applied Materials’ first etch system, the Precision 5000® Chemical Vapor Deposition (CVD) integrated processing system, and the Endura® Physical Vapor Deposition (PVD) system.

“We are very pleased to welcome Sass Somekh to our Board of Directors,” said James C. Morgan, chairman of Applied Materials. “Sass’ technical expertise and insight will be a tremendous asset as Applied Materials continues to create the products and technology that set it apart from the competition.”

Dr. Somekh has been recognized for his many contributions to the semiconductor industry. In 1988, he received the SEMMY Award from the Semiconductor Equipment and Materials Institute for his work in establishing plasma etch as a production technology in semiconductor processing. In 1993, he was recognized as a co-developer of the Applied Materials Precision 5000 system at its induction as the first semiconductor manufacturing system to be placed in the permanent collection of the Smithsonian Institution. In 1994, Dr. Somekh received the SEMI Lifetime Achievement Award for his contribution to the semiconductor equipment industry. Dr. Somekh is also a director of Synopsys, Inc.

Applied Materials (Nasdaq: AMAT), the world’s largest supplier of products and services to the global semiconductor industry, is one of the world’s leading information infrastructure providers. Applied Materials enables Information for Everyone™ by helping semiconductor manufacturers produce more powerful, portable and affordable chips.

Applied Materials’ web site is http://www.appliedmaterials.com.

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